Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

SPERO THERAPEUTICS, INC.

It is hereby certified that:

FIRST:	The name of the corporation is Spero Therapeutics, Inc. (the “Corporation”).

SECOND:	The Amended and Restated Certificate of Incorporation of the Corporation, filed on August 17, 2021 (the “Restated Certificate of Incorporation”) is hereby further amended by striking out the first paragraph of the Fourth Article in its entirety and by substituting it with the following:

“FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 250,000,000 shares, consisting of 240,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).”

THIRD:	The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

EXECUTED, effective as of this 23rd day of June, 2026.

SPERO THERAPEUTICS, INC.

By:	/s/ Esther Rajavelu
Esther Rajavelu
President and Chief Executive Officer